UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 9, 2005

AIRSPAN NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation)

000-31031	75-2743995
(Commission file number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 105, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip code)

 (561) 893-8670
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On November 9, 2005, Airspan Networks, Inc. (the “Company”) completed its acquisition (the “Acquisition”) of Radionet Oy, Ltd. of Finland (“Radionet”) in exchange for up to $1.88 million of cash. On November 9, 2005, the Company paid approximately $1.75 million to the 45 security holders of Radionet (the “Radionet Holders”), in return for which 99.72% of the outstanding common stock and options of Radionet were tendered.   The Company will pay an additional $0.13 million if the outstanding balance of shares and options are tendered for sale by November 24, 2005.

The Company does not believe that there are any material relationships, other than in respect of the Acquisition, between the Radionet Holders and the Company or any of its affiliates or any director or officer of the Company or any associate of any such director or officer.

Established in 2000, Radionet is a leading provider of municipal wireless Hotzones, community networks, mobile broadband solutions for industrial applications, such as ports, mines and public transport, and link solutions for wireless backhaul and enterprises. Radionet’s environmentally-robust product portfolio, operating in unlicensed frequency bands using IEEE802.11 a/b/g Wi-Fi standards, delivers high performance connectivity with built-in bandwidth management and advanced security features.

The Radionet product architecture includes network and subscriber management capabilities and Radionet’s patented “MageIP”™ technology allows roaming within Hotzones, offering seamless mobility between access points and subnets in a wireless network.

With its headquarters in Espoo, Finland, Radionet operates through a network of certified distributors, value added resellers and systems integrators in Europe, the Middle East and the Americas.

A copy of the press release announcing the completion of the Acquisition is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

The Company intends to file by amendment to this Current Report on Form 8-K the required financial statements reflecting the Acquisition no later than 71 days after the date that this report on Form 8-K must be filed.

(c) Exhibits

99.1 - Press Release dated November 9, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 9, 2005
AIRSPAN NETWORKS, INC

	By:	/s/ Peter Aronstam
Peter Aronstam
Senior Vice President and Chief Financial Officer